Exhibit 13(e)

Fourth Amendment to Transfer Agency and Service Agreement

     This FOURTH AMENDMENT (“Amendment”), made as of February 11, 2014, is to the Transfer Agency and Service Agreement dated as of December 18, 2006, as amended (the “Agreement”), by and between each of the MFS closed-end investment companies listed on Exhibit A separately and not jointly, each being a Massachusetts business trust (each a “Fund”), having its principal office and place of business at 111 Huntington Ave., Boston, Massachusetts 02119 (collectively, the “Customer”), Computershare Inc., f/k/a Computershare Shareholder Services, Inc., a Delaware corporation, and its fully owned subsidiary Computershare Trust Company, N.A., a federally chartered trust company doing business at 250 Royall Street, Canton, Massachusetts 02021 (collectively, the “Transfer Agent”).

     WHEREAS, under the terms of the Agreement, each Fund appointed the Transfer Agent its transfer agent, and the Transfer Agent agreed so to act as transfer agent; and

     WHEREAS the Customer and the Transfer Agent each to amend the Agreement as set forth in this Amendment.

     NOW, THEREFORE, in consideration of the mutual covenants herein contained and for other good and sufficient consideration, the receipt of which each party hereby acknowledges, the parties hereto each agree as follows:

1. Amendments to Agreement: The Agreement is amended as follows:

(a) Section 3.5. Section 3.5 of the Agreement is amended by adding the following language at the end thereof:

“Upon the termination of this Agreement, Transfer Agent will, at Customer’s direction, either return such books and records to Customer in a format mutually agreed upon by the parties at no cost to Customer or destroy such books and records in a manner such that data cannot be read, restored or retrieved, and subject to Transfer Agent’s records management policy. If requested by Customer, Transfer Agent shall provide MFS with written certification of such destruction.”

(b) Section 3.8. A new Section 3.8 is added to the Agreement as follows:

“3.8 The Transfer Agent agrees to take all steps necessary to comply with the requirements of the Identity Theft “Red Flag” Regulations adopted by the Office of the Comptroller of the Currency, 12 C.F.R.. §41.90 and Appendix J thereto (the “Red Flag Regulations”). The Transfer Agent agrees that it has established and will maintain and comply with written policies and procedures in compliance with the Red Flag Regulations in the performance of the Transfer Agent’s services under this Agreement. Without limiting any requirements under the Red Flag Regulations, such written policies and procedures shall be designed to detect, prevent and mitigate identity theft as required by the Red Flag Regulations and the Transfer Agent agrees to take appropriate steps to prevent or mitigate identity theft in connection with the services provided hereunder. The Transfer Agent agrees to: (i) upon written request, provide certifications of compliance with the Red Flag Regulations, including without limitation, certification that the Transfer Agent maintains a written identity theft prevention program in connection with Transfer Agent’s services hereunder and in compliance with applicable law and complies with the Red Flag Regulations, (ii) allow Customer the right to audit the Transfer Agent’s compliance subject to Section 19 of this Agreement and (iii) cooperate with Customer’s reasonable requests for information concerning the Transfer Agent’s policies and procedures.”

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(c)	Section 12.3. Section 12.3 of the Agreement is deleted in its entirety and replaced with the following:

“12.3 Upon Customer’s request, Transfer Agent shall provide Customer with a copy of a SSAE 16 Type II audit report or its equivalent (i.e., ISAE 3402 Type II) prepared on an annual basis during the term of this Agreement on behalf of Transfer Agent relating to Transfer Agent’s compliance with American Institute of Certified Public Accountants’ Statements on Standards for Attestation Engagements 16 Reporting on Controls at a Service Organization (“SSAE 16”), within ninety (90) days after such SSAE 16 Report is available to Transfer Agent. If a SSAE 16 Report is not supplied by Transfer Agent in accordance with the foregoing, or if the results of the SSAE 16 Report are qualified by the independent auditor, Customer may, no more than once annually, request Transfer Agent to conduct, or Transfer Agent to appoint an independent audit firm to conduct, or if Transfer Agent does not agree to conduct or to appoint an independent audit firm to conduct then Customer may request Customer’s Internal Audit Department to conduct, an audit relating to Transfer Agent’s compliance with SSAE 16 with respect to Service provided by Transfer Agent to Customer under this Agreement. Transfer Agent shall reasonably remedy any material issues identified in any such review. Failure to so remedy the material issues shall be deemed an incurable material breach and Customer shall have all rights and remedies including without limitation, termination rights, in the event of such breach.”

(d)	Section 13.2. The last three sentences of Section 13.2 of the Agreement are deleted in their entirety and the Section is further amended by adding the following new language in place thereof:

“Transfer Agent shall: (i) review, test and update its BCP no less than annually and shall promptly address any material deficiencies; (ii) promptly complete and return Customer’s annual Business Continuity/IT Security questionnaire; (iii) provide Customer with a written overview of Transfer Agent’s Business Continuity Plan, upon Customer’s request (iv) allow Customer participation in testing if applicable; and (v) promptly notify Customer in the event of any incident or change in its BCP which may materially and adversely impact Transfer Agent’s ability to provide services as set forth herein. Under the BCP, all services Transfer Agent provides Customer shall have a required recovery time objective of 4 hours or less for critical applications concerning core functions for any data center.”

(e)	Section 14.2(a). Section 14.2(a) (Shareholder Information) of the Agreement is amended in the second sentence by adding”, Massachusetts General Law, c. 93H and implementing regulations thereunder, including 201 CMR 17.00 et. seq.,” after the words “comply with Securities and Exchange Commission’s Regulation S-P”.

(f)	Section 18.1. Section 18.1 (Notices) of the Agreement is amended by deleting company’s notice address in its entirety and replacing it with the following:

“Each Fund identified on Exhibit A hereto
c/o MFS Investment Management
111 Huntington Ave.
Boston, MA 02119
Attn: General Counsel”

(g)	Section 19. The Agreement is amended by adding a new Section 19 (Right to Audit), as follows:

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“19. Right to Audit. Upon at least thirty (30) days prior written notice from Customer, no more frequently than once per year, and at mutually agreed dates and times, Transfer Agent will provide (i) any governmental or regulatory agencies or authorities having jurisdiction over Customer (“Regulatory Authorities”); (ii) any of Customer’s auditors (which may include, as contracted by the Customer, external auditors and/or internal auditors of Customer’s investment adviser who may also contract services from external parties to supplement audit work, collectively referred to as “Customer’s auditors”) and (iii) Customer (collectively, “Customer Monitors”) with reasonable access to the Transfer Agent service location(s), Transfer Agent personnel, and Transfer Agent books and records as Customer may reasonably request for the purpose of reviewing Transfer Agent compliance with the provisions of this Agreement, but only to the extent that such books and records were not included within the scope of the SSAE 16, AT 101, or equivalent audit conducted for Transfer Agent within the previous calendar year (or as required by any Regulatory Authority). The foregoing audit rights shall include, without limitation, audits: (i) of practices and procedures; (ii) of books and records; (iii) of systems; (iv) of internal controls and security practices and procedures; (v) of business continuity and backup procedures; and (vi) as necessary to enable Customer to meet applicable regulatory requirements. In addition, Transfer Agent shall promptly respond to any specific written or verbal inquiries regarding the foregoing. Notwithstanding the foregoing, Transfer Agent may, in its sole discretion, prohibit Customer from entering certain areas of its facilities for security reasons, in which case Transfer Agent will provide Customer with alternative access to the records, information or personnel in such restricted area, to the extent reasonably possible. If the Customer’s Monitors do not agree that sufficient access has been made available, then Customer’s auditors may determine in an audit report that the overall opinion is impaired. Audits shall not include penetration testing, however, given the importance of information security, Transfer Agent will review the controls and processes surrounding penetration testing with Customer’s auditors if requested. Further, Customer agrees that any audit includes the right of Customer to inspect records on-site at Transfer Agent’s office, but not the right to copy records. Customer will provide Transfer Agent with a written Scope of Work, including a mutually agreed level of detail, at least 10 business days in advance of commencement of an Audit. However, the written Scope of Work is subject to amendment, as mutually agreed, based on discovery (if applicable) stemming from the Customer’s auditor’s work or need to revise given that a comprehensive Scope of Work statement may not be fully feasible to reduce unintentional omissions without completion of onsite examination of documentation and processes prior to drafting of a Scope of Work statement. The Transfer Agent will support on-site amendments to the Scope of Work as reasonably appropriate in order to support transparency. The Transfer Agent shall provide reasonable cooperation to Customer Monitors. Customer acknowledges that Transfer Agent may require any Customer Monitors to agree to written confidentiality provisions relating to Transfer Agent’s proprietary and confidential information that such Customer Monitors may have access to during any such review or Audit. If any review by Customer Monitors results in Customer and Transfer Agent agreeing that Transfer Agent is not in compliance with this Agreement, Transfer Agent will promptly take all actions necessary, at Transfer Agent’s expense, to comply with this Agreement, after receipt of the Customer audit report. If Transfer Agent does not take such actions, after 30 days written notice and opportunity to cure, Transfer Agent shall be deemed to be in material breach of this Agreement.”

(h)	Section 20. The Agreement is amended by adding a new Section 20 (Security), as follows:

“20. Security. Without limiting any requirements regarding privacy as may be set forth elsewhere in this Agreement, Transfer Agent will maintain and enforce security procedures with respect to the access, storage, transmission, receipt and maintenance of Customer’s information and data (“Customer Data”), and application server(s), database server(s) and related systems and

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equipment upon which the Customer Data resides or which may connect or have access to Customer’s network (collectively, the “Transfer Agent Environment”) and confidential and proprietary information (including without limitation Customer Data) that (a) are at least equal to commercially reasonable information security industry practices and (b) provide appropriate technical and organizational safeguards against accidental or unlawful destruction, loss, alteration or unauthorized disclosure of Customer Data and other confidentiality and proprietary information or access to the Transfer Agent Environment. Such safeguards shall include without limitation maintaining proper access controls to ensure that only authorized personnel and subcontractors on a need to know basis can access Customer Data and that only authorized IP addresses have access to Customer Data. In addition, Transfer Agent shall ensure that upon any transfer, termination or change in duties of any authorized personnel who have access to Customer Data such access shall be promptly terminated.

Without limiting the generality of the foregoing, Transfer Agent shall maintain appropriate controls to secure and defend the Transfer Agent Environment and its location and equipment against “hackers” and others who may seek, without authorization, electronically, physically or otherwise to modify or access the Transfer Agent Environment, Transfer Agent systems or the confidential and proprietary information found therein. Transfer Agent will periodically test the systems for potential areas where security could be breached. Transfer Agent shall at all times use secure and encrypted methods to transmit data containing Shareholder NPI to Customer.

Only a limited and controlled group of employees of Transfer Agent or subcontractors with a business need to know the information shall have access to Customer Data. Transfer Agent must be able to monitor and document all access to Customer Data including without limitation verifying that only properly approved Transfer Agent employees and subcontractors have access to Customer Data. Transfer Agent must have an appropriate mechanism for granting and reviewing such access. Furthermore, all Customer Data must be logically segregated from other Transfer Agent’s clients’ data.

Transfer Agent will use continuous and diligent efforts to remedy such breach of security or unauthorized access in an expeditious manner and deliver to Customer a root cause assessment and future incident mitigation plan with regard to any unauthorized access affecting Customer Data.”

2. Limited Effect. Except as expressly modified herein, the Agreement shall continue to be and shall remain, in full force and effect and the valid and binding obligation of the parties thereto in accordance with its terms.

3. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Amendment transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers as of the day and year first written above.

On behalf of each of the MFS closed-end Investment companies listed on Exhibit A to The Agreement:		Computershare Inc. Computershare Trust Company, N.A. On Behalf of both Entities
By:		By:
Name:	Susan S. Newton	Name:	Dennis V. Moccia
Title:	Assistant Secretary	Title:	Manager, Contract Administration
Authorized representative and not individually		Authorized representative and not individually

[SIGNATURE PAGE TO FOURTH AMENDMENT
TO TRANSFER AGENCY AND SERVICE AGREEMENT]

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EXHIBIT A
List of Funds
May 1, 2013

MFS Charter Income Trust

MFS Government Markets Income Trust

MFS Intermediate Income Trust

MFS Multimarket Income Trust

MFS Municipal Income Trust

MFS Special Value Trust

MFS California Municipal Fund

MFS High Income Municipal Trust

MFS Inter Market Income Trust I

MFS Intermediate High Income Fund

MFS Investment Grade Municipal Trust

 MFS High Yield Municipal Trust

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